EXHIBIT 99.1

For Immediate Release
August 15, 2011

 PENINSULA GAMING REPORTS RECORD RESULTS FOR THE SECOND QUARTER AND SIX MONTHS
ENDED JUNE 30, 2011

Dubuque, IA – August 15, 2011 – Peninsula Gaming, LLC (the "Company") today announced financial results for the second quarter and six months ended June 30, 2011.  The Company is the parent of (i) Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, (ii) Diamond Jo Worth, LLC ("DJW"), which owns and operates the Diamond Jo Casino in Worth County, Iowa, (iii) The Old Evangeline Downs, L.L.C. ("EVD"), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and five off-track betting parlors in Louisiana, (iv) Belle of Orleans, L.L.C. (“ABC”), which owns and operates the Amelia Belle Casino in Amelia, Louisiana, and (v) Kansas Star Casino, LLC (“KSC”), which was formed on December 23, 2010 to own and operate the Kansas Star Casino, Hotel and Event Center (“Kansas Star”) which is currently under development.

($ in thousands)
	Three months ended June 30,			Six months ended June 30,
	2011	2010	% change	2011	2010	% change
Total net revenues	$84,494	$82,468	2.5%	$164,896	$160,467	2.8%

Consolidated Adjusted EBITDA (1)	$25,542	$25,401	0.6%	$50,573	$50,350	0.4%

Income from operations	$14,870	$16,394	-9.3%	$30,760	$32,473	-5.3%

Net (loss) income	$(2,097)	$1,947	NM	$(2,226)	$3,709	NM

($ in thousands)	Net Revenues			Net Revenues
	Three months ended June 30,			Six months ended June 30,
	2011	2010	% change	2011	2010	% change
Diamond Jo Dubuque	$17,233	$17,192	0.2%	$33,992	$34,463	-1.4%

Diamond Jo Worth	$24,495	$22,181	10.4%	$46,080	$43,367	6.3%

Evangeline Downs	$31,435	$30,962	1.5%	$60,052	$58,338	2.9%

Amelia Belle	$11,331	$12,133	-6.6%	$24,772	$24,299	1.9%

Total	$84,494	$82,468	2.5%	$164,896	$160,467	2.8%

($ in thousands)	Adjusted EBITDA(1) by Property				Adjusted EBITDA(1) by Property
	Three months ended June 30,				Six months ended June 30,
	2011	2010	% change		2011	2010	% change
Diamond Jo Dubuque	$6,121	$5,829	5.0%		$11,812	$11,740	0.6%
Margin	35.5%	33.9%	+160	bp	34.7%	34.1%	+60	bp

Diamond Jo Worth	$10,148	$9,258	9.6%		$18,839	$18,102	4.1%
Margin	41.4%	41.7%	-30	bp	40.9%	41.7%	-80	bp

Evangeline Downs	$8,232	$8,104	1.6%		$16,810	$16,015	5.0%
Margin	26.2%	26.2%	0	bp	28.0%	27.5%	+50	bp

Amelia Belle	$3,258	$3,921	-16.9%		$7,642	$7,763	-1.6%
Margin	28.8%	32.3%	-350	bp	30.8%	31.9%	-110	bp

Total Consolidated Property Adjusted EBITDA (1)	$27,759	$27,112	2.4%		$55,103	$53,620	2.8%
Margin	32.9%	32.9%	0	bp	33.4%	33.4%	0	bp

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

“We are proud to report record consolidated property level adjusted EBITDA of $27.8 million for the quarter ended June 30, 2011 versus $27.1 million for the same period prior year, particularly in spite of a 17% EBITDA decline at Amelia Belle due in large part to the threat of flooding at that property during the quarter,” said Brent Stevens, Chief Executive Officer of the Company.  “While we are pleased with our operating results for 2011 to date, we will continue to remain conservative in operating our business to retain our strong margins, while maintaining the high level customer experience that our customers expect from us.  Construction of our latest project in Mulvane, Kansas continues on schedule for the opening of the Kansas Star Casino, Hotel and Event Center, with Phase 1A still scheduled for a grand opening in early 2012.”

Second Quarter 2011 Results

Net revenues for the second quarter of 2011 were $84.5 million, Consolidated Property Adjusted EBITDA was $27.8 million and Consolidated Adjusted EBITDA was $25.5 million.  For the second quarter of 2010, consolidated revenues were $82.5 million, Consolidated Property Adjusted EBITDA was $27.1 million and Consolidated Adjusted EBITDA was $25.4 million.

For the second quarter 2011, on a generally accepted accounting principles ("GAAP") basis, the Company reported a net loss of $2.1 million.  Net income for the second quarter 2010 on a GAAP basis was $1.9 million.

Six Months Ended June 30, 2011 Results

For the six months ended June 30, 2011, consolidated net revenues were $164.9 million, Consolidated Property Adjusted EBITDA was $55.1 million and Consolidated Adjusted EBITDA was $50.6 million. For the six months ended June 30, 2010, consolidated net revenues were $160.5 million, Consolidated Property Adjusted EBITDA was $53.6 million and Consolidated Adjusted EBITDA was $50.4 million.

On a GAAP basis, for the six months ended June 30, 2011, the Company reported a net loss of $2.2 million.  Net income for the six months ended June 30, 2010 on a GAAP basis was $3.7 million.

Property Highlights

Diamond Jo Dubuque

Net revenues at DJL for the second quarter of 2011 remained substantially unchanged at $17.2 million compared to the second quarter of 2010.  Net revenues for the second quarter of 2011 include casino revenues of $17.4 million and food and beverage and other revenues of $2.3 million, less promotional allowances of $2.5 million.  Adjusted EBITDA at DJL for the second quarter of 2011 was $6.1 million, an increase of $0.3 million from $5.8 million in the prior-year quarter.

For the six months ended June 30, 2011, DJL's net revenues declined $0.5 million to $34.0 million, compared to $34.5 million for the prior year.  Adjusted EBITDA at DJL increased $0.1 million to $11.8 million for the six months ended June 30, 2011, compared to $11.7 million in the prior year.

Diamond Jo Worth

Net revenues at DJW during the second quarter of 2011 were $24.5 million, an increase of $2.3 million from $22.2 million in the second quarter of 2010.  Net revenues include casino revenues of $22.9 million, food and beverage revenues of $1.4 million, and other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.7 million, less promotional allowances of $2.5 million.  Adjusted EBITDA at DJW was $10.1 million in the second quarter of 2011, an increase of 10% over the prior-year period.

For the six months ended June 30, 2011, DJW's net revenues increased $2.7 million to $46.1 million, compared to $43.4 million for the prior year.  Adjusted EBITDA at DJW increased $0.7 million to $18.8 million for the six months ended June 30, 2011, compared to $18.1 million in the prior year.

Evangeline Downs Racetrack and Casino

For the second quarter of 2011, EVD's net revenues were $31.4 million, an increase of $0.4 million from $31.0 million in the second quarter of 2010.  Net revenues for the quarter include casino revenues of $24.5 million, racing and off-track betting revenues of $5.5 million, video poker revenues of $1.4 million, and food and beverage and other revenues of $3.2 million, less promotional allowances of $3.2 million. Adjusted EBITDA at EVD during the second quarter of 2011 was $8.2 million, an increase of $0.1 million from $8.1 million in the second quarter of 2010.

For the six months ended June 30, 2011, EVD's net revenues were $60.1 million, an increase of $1.8 million from $58.3 million for the prior year.  Adjusted EBITDA at EVD increased $0.8 million to $16.8 million for the six months ended June 30, 2011, compared to $16.0 million in the prior year.

Amelia Belle Casino

For the second quarter of 2011, net revenues at ABC were $11.3 million, compared to $12.1 million in the second quarter of 2010.  Net revenues for the quarter include casino revenues of $12.0 million and food and beverage and other revenues of $1.0 million, less promotional allowances of $1.7 million.  Adjusted EBITDA at ABC during the second quarter of 2011 was $3.3 million, compared to $3.9 million in the second quarter of 2010.

For the six months ended June 30, 2011, ABC's net revenues were $24.8 million, compared to $24.3 million for the six months ended June 30, 2010.  Adjusted EBITDA at ABC for the six months ended June 30, 2011 was $7.6 million, compared to $7.8 million for the six months ended June 30, 2010.

General Corporate

General corporate Adjusted EBITDA was $(2.2) million for the second quarter of 2011 compared to ($1.7) million for the same period in 2010.  For the six months ended June 30, 2011, general corporate Adjusted EBITDA was $(4.5) million compared to $(3.3) million during the prior year. Beginning in the second quarter of 2010, the Company began making changes to its corporate staff to support the continued growth of the Company with the acquisition of ABC in the fourth quarter 2009 and the current development of the Kansas Star.

Liquidity and Capital Resources

The Company ended the second quarter of 2011 with $120.2 million in cash and cash equivalents on hand, and $6.0 million in restricted cash. Total debt outstanding was $676.2 million which includes the issuance in February 2011 of $80.0 million in aggregate principal amount of our 8 3/8% Senior Secured Notes due 2015 and $50.0 million in aggregate principal amount of our 10 3/4% Senior Unsecured Notes due 2017. After taking into account outstanding letters of credit, the Company had $35.4 million available under its $50.0 million revolving credit facility at June 30, 2011.

During the second quarter of 2011, the Company had cash outflows of $13.0 million related to capital expenditures. Of this amount, $11.2 million related to the Kansas Star development.  The Company had maintenance capital expenditures at its four properties of approximately $1.8 million in the aggregate.

Conference Call Information

The Company will host its second quarter 2011 conference call later today at 9:00 AM Central Time (10:00 AM Eastern Time).  The conference call can be accessed live over the phone by dialing 877-548-7915.  A replay will be available two hours after the call and can be accessed by dialing 877-870-5176 and entering the passcode 3562436.  The replay will be available until August 29, 2011.

About Peninsula Gaming

Peninsula Gaming, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa; the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana; five off-track betting parlors in Port Allen, New Iberia, Henderson, Eunice and St. Martinville, Louisiana; the Diamond Jo casino in Worth County, Iowa; the Amelia Belle Casino in Amelia, Louisiana, and is currently developing the Kansas Star Casino, Hotel and Event Center in Mulvane, Kansas, which is expected to open in early 2012. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Non-GAAP Financial Measures

We define EBITDA as earnings before interest, taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted, as applicable, for development expense, pre-opening expense, affiliate management fees, loss from equity affiliate, gain or loss on disposal of assets and gain on settlement. We define Consolidated Adjusted EBITDA as the Adjusted EBITDA of the Company on a consolidated basis.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA of each of our gaming properties at EVD, DJW, DJL and ABC. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.

However, EBITDA, Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under GAAP. Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.

Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some items that affect net income, the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

A reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to net income on a GAAP basis is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to the Company’s outlook or expectations for earnings, revenues, expenses, depreciation and amortization, asset quality, cash flow measures, local economic conditions, or other future financial or business performance, strategies or expectations. The words “estimate,” “plan,” “project,” “forecast,” “expect,” “intend,” “anticipate,” “believe,” “seek,” “target,” “guidance,” “outlook” and similar expressions are intended to identify forward looking statements. These statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, economic trends, customer behaviors, the availability of financing and overall liquidity.

Future performance cannot be ensured.  Actual results may differ materially from those in the forward looking statements. Some factors that could cause actual results to differ include but are not limited to: general economic conditions, competition, risks associated with new ventures, government regulation, including licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, weather, environmental impacts, and other risks referenced in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors”, and from time to time in our other filings with the SEC.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company is not obligated to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this news release.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
REVENUES:
Casino	$76,899	$75,625	$152,467	$149,544
Racing	5,491	5,343	7,914	7,865
Video poker	1,421	1,093	2,886	2,281
Food and beverage	6,863	6,804	13,372	13,202
Other	3,748	3,015	7,488	5,793
Less promotional allowances	(9,928)	(9,412)	(19,231)	(18,218)
Total net revenues	84,494	82,468	164,896	160,467

EXPENSES:
Casino	31,220	31,057	62,093	61,665
Racing	4,911	4,770	7,373	7,212
Video poker	1,172	875	2,300	1,754
Food and beverage	4,561	4,488	8,660	8,467
Other	2,756	2,171	4,709	3,869
Selling, general and administrative	14,332	13,706	28,477	27,150
Depreciation and amortization	7,142	7,459	14,363	14,826
Pre-opening expense	1,883	16	2,940	25
Development expense	-	(20)	-	28
Affiliate management fees	1,604	1,523	3,144	2,960
Loss on disposal of assets	43	29	77	38
Total expenses	69,624	66,074	134,136	127,994

INCOME FROM OPERATIONS	14,870	16,394	30,760	32,473

OTHER INCOME (EXPENSE):
Interest income	614	453	1,214	991
Interest expense, net of amounts capitalized	(17,554)	(14,900)	(34,136)	(29,755)
Loss from equity affiliate	(27)	-	(64)	-
Total other expense	(16,967)	(14,447)	(32,986)	(28,764)

NET (LOSS) INCOME	$(2,097)	$1,947	$(2,226)	$3,709

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net (Loss) Income:

	Three Months Ended June 30, (1)		Six Months Ended June 30, (1)
	2011	2010	2011	2010
Diamond Jo Dubuque	$6,121	$5,829	$11,812	$11,740
Diamond Jo Worth	10,148	9,258	18,839	18,102
Evangeline Downs	8,232	8,104	16,810	16,015
Amelia Belle	3,258	3,921	7,642	7,763
Consolidated Property Adjusted EBITDA (1)	27,759	27,112	55,103	53,620
General corporate	(2,217)	(1,711)	(4,530)	(3,270)
Consolidated Adjusted EBITDA (1)	25,542	25,401	50,573	50,350
Gain on settlement (2)	-	-	711	-
Depreciation and amortization	(7,142)	(7,459)	(14,363)	(14,826)
Pre-opening expense	(1,883)	(16)	(2,940)	(25)
Development expense	-	20	-	(28)
Affiliate management fees	(1,604)	(1,523)	(3,144)	(2,960)
Loss on disposal of assets	(43)	(29)	(77)	(38)
Loss from equity affiliate	(27)	-	(64)	-
Interest income	614	453	1,214	991
Interest expense, net of amounts capitalized	(17,554)	(14,900)	(34,136)	(29,755)
Net (loss) income	$(2,097)	$1,947	$(2,226)	$3,709

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

(2)
“Gain on settlement” relates to a one time gain on a financial settlement with the predecessor owner of ABC during the first quarter of 2011 and is included in Other revenue for the six months ended June 30, 2011.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977